Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity

EPAM Systems, Inc.
EPAM Systems, LLC
EPAM Systems Ltd.
EPAM Systems (Cyprus) Limited
EPAM Systems ApS
EPAM Systems Kft
EPAM Systems GmbH
EPAM Corporate Information Systems
EPAM Systems
EPAM Solutions, LLC
EPAM Systems
EPAM Solutions (Novaya Vest Moscow), Ltd.
Danika Limited
EPAM Systems Nordic AB
EPAM Systems GmbH
TOO Plus Micro Kazakhstan LP
VDI Yerevan
EPAM Systems SARL
EPAM Systems PTE Ltd.
EPAM Systems EPAM Systems SRL Vested Development, Inc. TOO EPAM Kazakhstan EPAM Systems Canada, Ltd. EPAM Systems (Poland) sp. z o.o.